Corporate High Yield Fund, Inc.

File No. 811-07634

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending May 31, 2003, the Corporate High Yield Fund, Inc. (the “Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of Corporate High Yield Fund II, Inc. (“Corporate Fund II”) File No. 811-7103.

At a meeting of the Boards of Directors of the Registrant and Corporate Fund II held on February 14, 2003, each board unanimously approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to the acquisition by the Registrant of substantially all of the assets, and the assumption by the Registrant of substantially all of the liabilities of Corporate Fund II, in exchange solely for an equal aggregate value of newly issued shares of common stock, with a par value of $0.10 per share, of the Registrant, and the subsequent distribution by Corporate Fund II to Corporate Fund II stockholders of all of the Common Stock of the Registrant received by Corporate Fund II in exchange for such stockholders’ shares of common stock, with a par value of $0.10 per share, of Corporate Fund II, including shares of common stock of Corporate Fund II representing the Dividend Reinvestment Plan (“DRIP”) shares held in the book deposit accounts of the holders of common stock of Corporate Fund II.

On November 22, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No.333-101393 and 811-07634) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the Corporate Fund II.  Pre-Effective Amendments Nos. 1 and 2 to the N-14 Registration Statement were filed on December 2, 2002 and December 31, 2002, respectively.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on June 24, 2003.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 31, 2002.

On March 19, 2003, the shareholders of the Registrant and the Corporate Fund II approved the Reorganization at a special meeting of shareholders held for that purpose.  On May 5, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Corporate Fund II transferred assets valued at $70,104,643.86 to the Registrant and received in exchange 8,820,971 shares of the Registrant’s Common Stock.  Corporate Fund II distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An application for Deregistration on Form N-8F was filed by Corporate Fund II with the Securities and Exchange Commission on June 4, 2003.